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                                                          EXHIBIT (22)


                   LUFKIN INDUSTRIES, INC. AND SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT

                                                            Name under which
                                           Jurisdiction     such subsidiary
       Name of subsidiary                of Incorporation    does business
- -----------------------------------      ----------------   ----------------
Lufkin Industries Canada, Ltd.         Province of Alberta,        Same
                                          Canada

P. T. Lufkin Indonesia                 Republic of Indonesia       Same


Lufkin Industries FSC, Inc.            Barbados                    Same


Lufkin Industries Europe, Bv.          The Netherlands             Same
